Exhibit 99.1

Press Information

FOR IMMEDIATE RELEASE

NASDAQ SYMBOL MXIM

Contact:	John F. Gifford, Chairman,
President and Chief Executive Officer
(408) 737-7600

MAXIM REPORTS RECORD REVENUES FOR ITS

SECOND QUARTER 2006 AND 10% QUARTER OVER

QUARTER BOOKINGS GROWTH

SUNNYVALE, CA–January 25, 2006–Maxim Integrated Products, Inc., (MXIM) reported a record for net revenues of $445.9 million for its second quarter ending December 24, 2005, a 5.1% increase over the $424.4 million reported for the first quarter of fiscal 2006. Pro forma net income excluding stock based compensation expense for the quarter was $140.0 million or $0.42 diluted earnings per share and GAAP net income was $112.6 million including stock based compensation or $0.33 diluted earnings per share. This compares to $133.2 million of pro forma net income or $0.39 diluted earnings per share reported for the first quarter of fiscal 2006 and GAAP net income of $105.4 million including stock based compensation or $0.31 per diluted share.

Gross bookings for its second quarter were approximately $506 million, a 10% increase from the first quarter’s level of $459 million. Gross turns orders received in the quarter were approximately $230 million, a 10% increase from the $208 million received in the prior quarter. Bookings increased in all geographic locations. Second quarter ending backlog shippable within the next 12 months was approximately $370 million, including approximately $329 million requested for shipment in the third quarter of fiscal 2006. The Company’s first quarter ending backlog shippable within the next 12 months was approximately $330 million, including approximately $296 million that was requested for shipment in the second quarter of fiscal 2006.

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Pro forma gross margin (excluding stock based compensation expense) for the second quarter was 70.2% and GAAP gross margin was 68.2% including stock based compensation of $9.2 million. Pro forma operating margin (excluding stock based compensation expense) for the second quarter was 44.1%.

Pro forma research and development expense (excluding stock based compensation expense) was $92.6 million or 20.8% of net revenues in the second quarter and GAAP research and development expense was $116.9 million or 26.2% of net revenue including stock based compensation of $24.3 million. Pro forma selling, general and administrative expense (excluding stock based compensation expense) was $23.8 million in the second quarter or 5.3% of net revenues while GAAP selling, general and administrative expense was $31.1 million or 7.0% of net revenue including stock based compensation of $7.2 million.

During the quarter, the Company repurchased 9.2 million shares of its common stock for $334.6 million, paid dividends of $40.0 million, and acquired $37.4 million in capital equipment. Accounts receivable increased $8.1 million in the second quarter to $221.0 million due to the increase in net revenues. Pro forma inventories (excluding stock based compensation expense) increased to $186.5 million from the previous quarter. GAAP reported inventories for the second quarter increased to $197.8 million and includes $11.3 million for stock based compensation.

The Company expects to implement a program that will allow its employees, excluding officers, holding vested stock options with an exercise price of at least $35 to exchange them for Restricted Stock Units (RSUs) vesting quarterly over the next 12 months at a specified exchange rate derived using the Black-Scholes model. In some cases, employees may elect to exchange these vested options for

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RSUs at a specified exchange rate that is greater than that derived using the Black-Scholes model and these RSUs will vest quarterly over the next 18 months. This program, details of which will soon be filed with the Securities and Exchange Commission (SEC) and communicated to those eligible to make an exchange, is designed to foster retention of our employees and to better align their interests with those of our stockholders. This exchange program may reduce the number of Maxim’s outstanding employee stock options and provide ownership of Maxim stock to employees making the exchange election. A total of approximately 20 million vested options are covered by the exchange program and, if all options are tendered, approximately 4 million RSU’s would be issued. Maxim continues to believe that equity-based forms of compensation are most effective in motivating employees and aligning their goals with shareholders’ interests.

Employees holding stock options eligible for exchange in the program should carefully read the Company’s Offer to Exchange certain stock options for RSU’s, the Company’s letter of transmittal and related tender offer materials when they become available because they will contain important information, including, among other things, the various terms and conditions governing the program. Copies of the Company’s Offer to Exchange certain stock options for RSU’s, the letter of transmittal and related tender offer materials will soon be mailed to all employees holding stock options eligible for exchange in the program and, once filed with the SEC, may be obtained at no charge from the SEC’s web site at www.sec.gov.

Mr. Gifford commented: “Our second quarter performance is a positive reflection of our long term strategy which is to serve and gain market share in many analog industry market segments. We believe the future prospects for the analog industry are exciting and that we are well positioned for profitable growth.”

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Mr. Gifford concluded: “The Company’s Board of Directors has declared a cash dividend for the third quarter of fiscal 2006 of $0.125 per share. Payment will be made on February 28, 2006 to stockholders of record on February 13, 2006.”

The following table reconciles free cash flow to net income, and depicts the Company’s free cash flow for the three and six months ended December 24, 2005 and December 25, 2004.

RECONCILIATION OF FREE CASH FLOW TO NET INCOME

in millions, except per share data	For the three months ended 12/24/05	For the three months ended 12/25/04	For the six months ended 12/24/05	For the six months ended 12/25/04
Net income as reported	$112.6	$144.6	$218.0	$289.2
Add adjustments to reconcile net income to net cash provided by operating activities:
Stock based compensation	40.8	—	82.3	—
Depreciation and amortization	20.5	19.1	41.1	37.8
Tax benefit related to stock plans	2.7	34.1	8.3	57.9
Accounts receivable	(8.1)	20.8	(28.7)	17.5
Inventories	(11.0)	(10.8)	(18.7)	(28.8)
Accounts payable	12.3	(28.2)	20.8	(32.1)
Income taxes payable	0.1	(21.4)	19.6	4.0
Other assets and liabilities	(33.2)	(5.1)	(29.8)	15.9

Total of adjustments	24.1	8.5	94.9	72.2

Cash generated by operating activities, as reported	136.7	153.1	312.9	361.4
Adjustments:
Capital expenditures	(37.4)	(31.4)	(55.4)	(97.8)
Additional tax benefit related to stock plans	5.0	—	21.3	—

Free Cash Flow	$104.3	$121.7	$278.8	$263.6

Fully diluted shares, as GAAP reported	337	343	341	344
Free cash flow per fully diluted share	$0.31	$0.35	$0.82	$0.77

Fully diluted earnings per share, as GAAP reported	$0.33	$0.42	$0.64	$0.84

Fully diluted shares, as pro forma reported	335	343	339	344
Free cash flow per pro forma diluted share	$0.31	$0.35	$0.82	$0.77

Fully diluted pro forma earnings per share	$0.42	$0.42	$0.81	$0.84

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Free cash flow should not be construed as a substitute for net income or as a better measure of liquidity than cash flow from operating activities, both of which are determined in accordance with Generally Accepted Accounting Principles in the United States (GAAP). Free cash flow excludes components that are significant in understanding and assessing the Company’s results of operations and cash flows. In addition, free cash flow is not a term defined by GAAP and as a result the Company’s measure of free cash flow might not be comparable to similarly titled measures used by other companies.

Free cash flow is used by management to evaluate, assess, and benchmark the Company’s operating results, and the Company believes that free cash flow is relevant and useful information that is often widely used by analysts, investors, and other interested parties in the semiconductor industry. Accordingly, the Company is disclosing this information to permit a comprehensive and objective analysis of the Company’s operating performance, to provide an additional measure of performance and liquidity, and to provide additional information with respect to the Company’s ability to meet future share repurchases, dividend payments, and working capital requirements.

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Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risk and uncertainty. They include statements regarding the Company’s profitability and business outlook and the Company’s belief that the prospects for the analog industry are exciting, and that the Company is well positioned for profitable growth, and the Company’s expectation to implement a program that will allow its employees, excluding officers, holding vested stock options with an exercise price of at least $35 to exchange them for RSUs. Actual results could differ materially from those forecasted based upon, among other things, general market conditions and market developments that could adversely affect the growth of the mixed-signal analog market, such as declines in customer forecasts or greater than expected cyclical downturns within the mixed-signal analog segment of the semiconductor market, as well as other risks described in the Company’s Annual Report on Form 10-K for the fiscal year ended June 25, 2005.

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All forward-looking statements included in this news release are made as of the date hereof, based on the information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

Maxim Integrated Products is a leading international supplier of quality analog and mixed-signal products for applications that require real world signal processing.

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Reconciliation of GAAP to Pro Forma Consolidated Balance Sheets
	12/24/05 (unaudited)			6/25/05 (unaudited)
(In thousands)	GAAP	Adjustments (1)	Pro Forma	GAAP	Adjustments (2)	Pro Forma
Assets
Current assets:
Cash and cash equivalents	$148,466	$—	$148,466	$185,551	$—	$185,551
Short-term investments	1,192,930	—	1,192,930	1,289,141	—	1,289,141

Total cash, cash equivalents and short-term investments	1,341,396	—	1,341,396	1,474,692	—	1,474,692

Accounts receivable, net	221,029	—	221,029	192,345	—	192,345
Inventories	197,772	(11,272)	186,500	167,779	—	167,779
Deferred tax assets and other current assets	149,596	—	149,596	138,950	—	138,950

Total current assets	1,909,793	(11,272)	1,898,521	1,973,766	—	1,973,766

Property, plant and equipment, at cost, less accumulated depreciation	1,017,612	—	1,017,612	1,001,465	—	1,001,465
Other assets	29,628	—	29,628	28,840	—	28,840

Total assets	$2,957,033	$(11,272)	$2,945,761	$3,004,071	$—	$3,004,071

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$77,042	$—	$77,042	$56,266	$—	$56,266
Accrued expenses	173,574	(628)	172,946	175,539	—	175,539
Deferred income on shipments to distributors	19,400	—	19,400	20,225	—	20,225
Income taxes payable	52,775	—	52,775	33,173	—	33,173

Total current liabilities	322,791	(628)	322,163	285,203	—	285,203

Deferred tax liabilities	118,636	26,939	145,575	134,686	—	134,686

Total liabilities	441,427	26,311	467,738	419,889	—	419,889

Stockholders’ equity:
Common stock	81,223	(44,023)	37,200	134,998	—	134,998
Retained earnings	2,443,976	6,440	2,450,416	2,455,714	—	2,455,714
Accumulated other comprehensive loss	(9,593)	—	(9,593)	(6,530)	—	(6,530)

Total stockholders’ equity	2,515,606	(37,583)	2,478,023	2,584,182	—	2,584,182

Total liabilities and stockholders’ equity	$2,957,033	$(11,272)	2,945,761	$3,004,071	$—	$3,004,071

(1)	Adjustments consist of stock-based compensation and the related tax effect under FAS 123(R).

FAS 123(R) requires the Company to estimate the cost of all forms of employee stock-based compensation, including employee stock options and awards under our employee stock purchase plan, and to record a commensurate expense (which is subjective in nature) in the income statement. We are showing pro forma (non-GAAP) consolidated balance sheets, which are adjusted to reflect the GAAP results to exclude all stock-based compensation expense. This pro forma presentation is given in part to enhance the understanding of the Company’s historical financial performance and comparability between periods in light of a change in accounting standards particularly since the Company has not included stock-based compensation as an expense in its financial statements before and many companies have not yet adopted FAS 123(R). In addition, the Company strongly believes that the pro forma presentation to exclude stock-based compensation is relevant and useful information that will be widely used by analysts, investors, and other interested parties in the semiconductor industry. Accordingly, the Company is disclosing this information to permit additional analysis of the Company’s performance.

(2)	As of June 25, 2005, no FAS 123(R) stock-based compensation was recorded.

Reconciliation of GAAP to Pro Forma Consolidated Statements of Income
	Three Months Ended 12/24/05 (unaudited)			Three Months Ended 12/25/04 (unaudited)
(In thousands except per share data)	GAAP	Adjustments (1)	Pro Forma	GAAP	Adjustments (2)	Pro Forma
Net revenues	$445,881	$—	$445,881	$436,061	$—	$436,061
Cost of goods sold	141,937	(9,222)	132,715	119,437	—	119,437

Gross margin	303,944	9,222	313,166	316,624	—	316,624
	68.2%		70.2%	72.6%		72.6%

Operating expenses:
Research and development	116,878	(24,324)	92,554	81,035	—	81,035
Selling, general and administrative	31,053	(7,248)	23,805	25,324	—	25,324

Operating income	156,013	40,794	196,807	210,265	—	210,265
	35.0%		44.1%	48.2%		48.2%
Interest income, net	11,236	—	11,236	6,225	—	6,225

Income before provision for income taxes	167,249	40,794	208,043	216,490	—	216,490
Provision for income taxes	54,691	13,340	68,031	71,875	—	71,875

Net income	$112,558	$27,454	$140,012	$144,615	$—	$144,615

Basic earnings per share	$0.35	$0.08	$0.43	$0.44	$—	$0.44

Shares used in the calculation of basic earnings per share	323,935	—	323,935	325,660	—	325,660

Diluted earnings per share	$0.33	$0.08	$0.42	$0.42	$—	$0.42

Shares used in the calculation of diluted earnings per share	337,429	(2,259)	335,170	343,226	—	343,226

Dividends declared per share	$0.125	$—	$0.125	$0.10	$—	$0.10

(1)	Adjustments consist of stock-based compensation, related tax effect, and the impact on the Treasury Stock Method under FAS 123(R).

FAS 123(R) requires the Company to estimate the cost of all forms of employee stock-based compensation, including employee stock options and awards under our employee stock purchase plan, and to record a commensurate expense (which is subjective in nature) in the income statement. We are showing pro forma (non-GAAP) consolidated balance sheets, which are adjusted to reflect the GAAP results to exclude all stock-based compensation expense. This pro forma presentation is given in part to enhance the understanding of the Company’s historical financial performance and comparability between periods in light of a change in accounting standards particularly since the Company has not included stock-based compensation as an expense in its financial statements before and many companies have not yet adopted FAS 123(R). In addition, the Company strongly believes that the pro forma presentation to exclude stock-based compensation is relevant and useful information that will be widely used by analysts, investors, and other interested parties in the semiconductor industry. Accordingly, the Company is disclosing this information to permit additional analysis of the Company’s performance.

(2)	For the three months ended December 25, 2004, no FAS 123(R) stock-based compensation was recorded.

Reconciliation of GAAP to Pro Forma Consolidated Statements of Income
	Six Months Ended 12/24/05 (unaudited)			Six Months Ended 12/25/04 (unaudited)
(In thousands except per share data)	GAAP	Adjustments (1)	Pro Forma	GAAP	Adjustments (2)	Pro Forma
Net revenues	$870,245	$—	$870,245	$871,128	$—	$871,128
Cost of goods sold	274,552	(19,676)	254,876	239,689	—	239,689

Gross margin	595,693	19,676	615,369	631,439	—	631,439
	68.5%		70.7%	72.5%		72.5%

Operating expenses:
Research and development	233,931	(50,802)	183,129	160,132	—	160,132
Selling, general and administrative	59,918	(11,775)	48,143	50,386	—	50,386

Operating income	301,844	82,253	384,097	420,921	—	420,921
	34.7%		44.1%	48.3%		48.3%
Interest income, net	22,203	—	22,203	11,954	—	11,954

Income before provision for income taxes	324,047	82,253	406,300	432,875	—	432,875
Provision for income taxes	106,121	26,939	133,060	143,715	—	143,715

Net income	$217,926	$55,314	$273,240	$289,160	$—	$289,160

Basic earnings per share	$0.67	$0.17	$0.84	$0.89	$—	$0.89

Shares used in the calculation of basic earnings per share	325,832	—	325,832	325,164	—	325,164

Diluted earnings per share	$0.64	$0.16	$0.81	$0.84	$—	$0.84

Shares used in the calculation of diluted earnings per share	340,715	(2,054)	338,661	344,051	—	344,051

Dividends declared per share	$0.225	$—	$0.225	$0.18	$—	$0.18

(1)	Adjustments consist of stock-based compensation, related tax effect, and the impact on the Treasury Stock Method under FAS 123(R).

FAS 123(R) requires the Company to estimate the cost of all forms of employee stock-based compensation, including employee stock options and awards under our employee stock purchase plan, and to record a commensurate expense (which is subjective in nature) in the income statement. We are showing pro forma (non-GAAP) consolidated balance sheets, which are adjusted to reflect the GAAP results to exclude all stock-based compensation expense. This pro forma presentation is given in part to enhance the understanding of the Company’s historical financial performance and comparability between periods in light of a change in accounting standards particularly since the Company has not included stock-based compensation as an expense in its financial statements before and many companies have not yet adopted FAS 123(R). In addition, the Company strongly believes that the pro forma presentation to exclude stock-based compensation is relevant and useful information that will be widely used by analysts, investors, and other interested parties in the semiconductor industry. Accordingly, the Company is disclosing this information to permit additional analysis of the Company’s performance.

(2)	For the six months ended December 25, 2004, no FAS 123(R) stock-based compensation was recorded.

Reconciliation of GAAP to Pro Forma Consolidated Statements of Income
	Three Months Ended 9/24/05 (unaudited)
(In thousands except per share data)	GAAP	Adjustments (1)	Pro Forma
Net revenues	$424,364	$—	$424,364
Cost of goods sold	132,615	(10,454)	122,161

Gross margin	291,749	10,454	302,203
	68.7%		71.2%

Operating expenses:
Research and development	117,053	(26,478)	90,575
Selling, general and administrative	28,865	(4,527)	24,338

Operating income	145,831	41,459	187,290
	34.4%		44.1%
Interest income, net	10,967	—	10,967

Income before provision for income taxes	156,798	41,459	198,257
Provision for income taxes	51,430	13,599	65,029

Net income	$105,368	$27,860	$133,228

Basic earnings per share	$0.32	$0.08	$0.41

Shares used in the calculation of basic earnings per share	327,959	—	327,959

Diluted earnings per share	$0.31	$0.08	$0.39

Shares used in the calculation of diluted earnings per share	344,860	(2,218)	342,642

Dividends declared per share	$0.10	$—	$0.10

(1)	Adjustments consist of stock-based compensation, related tax effect, and the impact on the Treasury Stock Method under FAS 123(R).

FAS 123(R) requires the Company to estimate the cost of all forms of employee stock-based compensation, including employee stock options and awards under our employee stock purchase plan, and to record a commensurate expense (which is subjective in nature) in the income statement. We are showing pro forma (non-GAAP) consolidated balance sheets, which are adjusted to reflect the GAAP results to exclude all stock-based compensation expense. This pro forma presentation is given in part to enhance the understanding of the Company’s historical financial performance and comparability between periods in light of a change in accounting standards particularly since the Company has not included stock-based compensation as an expense in its financial statements before and many companies have not yet adopted FAS 123(R). In addition, the Company strongly believes that the pro forma presentation to exclude stock-based compensation is relevant and useful information that will be widely used by analysts, investors, and other interested parties in the semiconductor industry. Accordingly, the Company is disclosing this information to permit additional analysis of the Company’s performance.

Maxim Integrated Products, Incorporated

Company Profile

NASDAQ Symbol: MXI	•	Founded 1983	•	Public since: February 29, 1988

OPERATIONS

Corporate Offices:	120 San Gabriel Drive, Sunnyvale, California 94086
U.S. Sales Offices:	Sunnyvale and Costa Mesa, CA; Wheeling, IL; Roswell, GA; Chelmsford, MA; Austin and Dallas, TX; Beaverton, OR
Foreign Offices:	Munich, Germany; Tokyo, Japan; London, UK; Paris, France; Taipei, Taiwan; Seoul, South Korea; Singapore; Milan, Italy; Beijing, China; Stockholm, Sweden; Zurich, Switzerland; Viborg, Denmark; Helsinki, Finland

PRODUCTS

Maxim designs, develops, manufactures and markets a broad range of linear and mixed-signal integrated circuits for use in a variety of electronic products. Maxim circuits “connect” the real world and the digital world by detecting, measuring, amplifying, and converting real world and communication signals, such as temperature, pressure, sound, voice, or light into the digital signals necessary for computer and DSP processing.

•	Maxim serves approximately 35,000 customers worldwide.
•	Maxim believes it has developed more products than any other analog company in the past 22 years.
•	Maxim is recognized as the leader in CMOS analog and bipolar high-frequency technologies.
•	78% international sales for Q2 FY06.

FINANCIAL HIGHLIGHTS (In thousands, except EPS)

	FY2002	FY2003	FY2004	FY2005	Q2 FY2006
Net Revenues	$1,025,104	$1,153,219	$1,439,263	$1,671,713	$445,881
Net Income	$259,183	$309,601	$419,752	$540,837	$112,558
Shares	355,821	341,253	350,575	342,843	337,429
Diluted EPS	$0.73	$0.91	$1.20	$1.58	$0.33
Cash and Short-Term Investments	$765,501	$1,164,007	$1,096,613	$1,474,692	$1,341,396
Total Assets	$2,010,812	$2,367,962	$2,549,462	$3,004,071	$2,957,033
Stockholders’ Equity	$1,741,151	$2,070,412	$2,112,318	$2,584,182	$2,515,606
ROE	13.5%	16.2%	20.1%	23.0%	17.3%
Market Cap	$13,391,992	$11,870,840	$18,240,400	$13,319,468	$12,822,288

RESEARCH COVERAGE

Amtech Research, Doug Freedman (415) 490-3921	Morgan Stanley, Louis Gerhardy (415) 576-2391
Banc of America, Sumit Dhanda (415) 913-5481	Morningstar, Brian Lee (312) 696-6221
C.E. Unterberg, Towbin, Ramesh Misra (415) 659-2289	Pacific Crest Securities, Michael McConnell (503) 790-7788
CIBC, Richard Schafer (720) 554-1119	Pacific Growth Equities, Jim Liang (415) 274-6889
Credit Suisse First Boston, Michael Masdea (415) 836-7779	Prudential Securities, Mark Lipakis (415) 395-2063
Deutsche Bank, Ross Seymore (415) 617-3268	Raymond James, Steve Smigie (727) 567-2557
FBR, Christopher Caso (212) 381-9217	RBC Capital, Apjit Walia (212) 428-6406
Global Crown Capital, David Wu (415) 402-0518	Sanford C. Bernstein, Adam Parker (212) 756-4658
Goldman Sachs, Simona Jankowski (415) 249-7437	Smith Barney, Craig Ellis (415) 951-1887
Investec, Bobby Burleson (212) 898-7716	Thomas Weisel, Eric Gromberg (212) 271-3765
Jeffries & Co., John Lau (212) 284-2127	U.S. Bancorp Piper Jaffray, Tore Svanberg (650) 838-1411
JP Morgan, William Lewis (415) 315-6780	UBS, Tom Thornhill (415) 352-5667
Lehman Brothers, Romit Shah (212) 526-7865	Wachovia Securities, Craig Hettenbach (212) 214-5032
Merrill Lynch, Joseph Osha (415) 676-3510	William Blair & Company LLC, Jeff Rosenberg (312) 364-8342